February 20, 1997

                  Mr. Mann next stated that the Compensation Committee had concluded that, in light of Mr. Kennedy's continuation of service as an executive of the Company beyond his 65th birthday, it would be appropriate to provide recompense to him for the possibly adverse retirement benefit-related consequences of such extended service. In other words, the Compensation
Committee recommends that the Board adopt resolutions to accomplish the following three things with respect to the benefits that Mr. Kennedy or his wife shall receive directly or indirectly from the Company, i.e., under the National Fuel Gas Company and Participating Subsidiaries' Executive Retirement Plan ("ERP"), the National Fuel Gas Company Retirement Plan ("RP"), and otherwise.

                  The first two resolutions would provide that Mrs. Kennedy shall not be prejudiced should Mr. Kennedy die while employed by the Company. Currently, if Mr. Kennedy died while employed by the Company, Mrs. Kennedy's RP and ERP benefits together would equal 50% of Total Benefit Base (as that term is defined in the ERP) minus a Social Security offset. On the other hand, if Mr. Kennedy had already retired before he died, he could have selected a 100 percent joint and survivor annuity, under both plans, or a 100% joint and survivor annuity under the RP and a lump sum benefit under the ERP. The difference to Mrs. Kennedy would be substantial. Therefore, if Mr. Kennedy should subsequently die while employed by the Company, Company-provided retirement benefits to Mrs. Kennedy should be computed based on the assumption that Mr. Kennedy had retired on the first of the month most recently preceding his death. Mrs. Kennedy would then be permitted to choose to receive (i) a total retirement benefit from all sources (RP and otherwise) equivalent to what she would have received had Mr. Kennedy then chosen a 100% joint and survivor annuity with respect to his benefit base under the ERP plus RP, with herself as survivor, and then died, or
(ii) a total retirement benefit from all Company sources equal to the lump sum equivalent of the portion of such benefit that was not to be provided under the RP, as determined under the provisions of the ERP, plus an amount equivalent to what she could have received under the RP had her benefits been paid in the form of a 100% joint and survivor annuity thereunder.

                  The next two resolutions would provide for an actuarial increase respecting the total retirement benefits that Mr. Kennedy would have obtained had he retired on September 1, 1996. This is appropriate as his delayed retirement effectuates a reduction in the time period during which he will receive those benefits. His retirement benefit increments earned after that date would not be actuarially increased for late retirement. This actuarial increase would benefit Mrs. Kennedy as well, if Mr. Kennedy should die while employed by the Company.

                  The next resolution would eliminate the ERP's Social Security offset, once Mr. Kennedy retires, until the earliest of his death, attainment of age 70, or his actual commencement of receipt of Social Security benefits. This is appropriate because current expectations are that Mr. Kennedy will not actually receive any Social Security benefits until he reaches age 70, due to the operation of the Social Security earnings limit, in light of his anticipated continued service on this Board of Directors, and in light of his other anticipated earnings.

                  WHEREUPON, upon motion duly made by Mr. Mann, and seconded by Mr. Schofield, the following resolutions were unanimously adopted, except that Mr. Kennedy abstained from the discussion and voting with respect thereto:

         RESOLVED:             That  the  Company   shall,   through  the  plans
                               described  below and  otherwise,  pay  retirement
                               benefits  to  Mrs.  Bernard  J.  Kennedy  if  Mr.
                               Kennedy   should  die  while  employed  with  the
                               Company,  based  upon  the  assumption  that  Mr.
                               Kennedy had instead retired on the most recently preceding first of the month. She shall have two choices in receiving survivors benefits under all Company retirement programs:

                                    (i) receipt of an amount  equivalent to what
                                        she  would  have   received   under  the
                                        National    Fuel   Gas    Company    and
                                        Participating   Subsidiaries   Executive
                                        Retirement Plan ("ERP") and the National
                                        Fuel Gas Company Retirement Plan ("RP") had Mr. Kennedy retired, selected a 100% joint and survivor annuity with herself as survivor, and then died, or

                                    (ii)receipt of an amount  equivalent to what
                                        she would  have  received  under the ERP
                                        had Mr. Kennedy  retired,  chosen a lump
                                        sum form of benefit  with respect to all
                                        amounts  that  he  could  have  received
                                        under  the ERP and then had  given  such
                                        amounts   to   her,   plus   an   amount
                                        equivalent   to  what  she  could   have
                                        received  under  the RP had Mr.  Kennedy
                                        retired,   selected  a  100%  joint  and
                                        survivor   annuity   with   herself   as
                                        survivor, and then died; and it is

         FURTHER RESOLVED: That the amounts determined pursuant to the above ---------------- the above resolution shall be paid from the RP to
                               the   extent   possible   consistent   with   its
                               then-existing  terms, and otherwise shall be paid
                               pursuant  to the  terms of the ERP,  or the above
                               resolution,   but  always   consistent  with  the
                               principle   that  Mrs.   Kennedy   shall  not  be
                               prejudiced   (or   rewarded)  by  virtue  of  Mr.
                               Kennedy's death while employed, in comparison to the 100% joint and survivor annuity with herself as survivor, or lump sum benefits, (as the case may be) that Mr. Kennedy could have selected had he retired as of the first of the month before his death; and it is

         FURTHER RESOLVED:     That,  upon his retirement (or, in the event of
         ----------------      his death while employed by the Company,  for the
                               benefit of his wife), Mr. Kennedy shall receive an actuarial increase (which shall be computed based upon the most recently published actuarial table that is generally accepted by American actuaries and reasonably applicable to the ERP and RP, and a 6% per annum rate of interest) in the benefits that he had accrued under the ERP and RP at September 1, 1996, to reflect his late retirement (i.e., his retirement after September
                               1, 1996), because such late retirement reduces the period of time over which his retirement benefits will actually be paid; and it is

         FURTHER RESOLVED:     That said  actuarially  increased  benefits shall
         ----------------      be paid in the  same  form as the
                               benefits to be paid pursuant to the ERP; and it is

         FURTHER RESOLVED:     That Mr. Kennedy's  benefits under the KRP
         ----------------      (but not any survivor benefits  thereunder) shall
                               be  temporarily  modified  so that they shall not
                               reflect   any  Social   Security-related   offset
                               thereunder, until the earliest of his death, attainment of age 70 (or such other age at which the Social Security "earnings limit" ceases to apply) or his commencement of receipt of Social
                               Security benefits; and it is

         FURTHER RESOLVED:     That the above  resolutions shall have effect
         ----------------      notwithstanding  any lesser  benefits or contrary
                               provisions set forth in the ERP and the RP; and it is

         FURTHER RESOLVED:     That the Chairman of the  Compensation Committee
         ----------------      of the Board of Directors and the officers of the
                               Company are hereby authorized and empowered to enter into memoranda and agreements on behalf of the Company and to take such other actions and execute such other documents as may be necessary or appropriate to effectuate the purposes and intents of the foregoing resolutions.